Item 77(i): Terms of new or amended securities

ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION OF
LORD ABBETT U.S. GOVERNMENT & GOVERNMENT SPONSORED ENTERPRISES MONEY MARKET FUND, INC.

An Articles Supplementary to Articles of Incorporation of Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. (the “Corporation”), executed on August 30, 2007, with an effective date of September 28, 2007, is hereby incorporated by reference to the Post-Effective Amendment No. 36 to the Corporation’s Registration Statement filed on October 29, 2007. The Amendment redesignated Class Y shares as Class I shares for the Corporation.